UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GLOBAL INDUSTRIES, LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person (s) Filing Proxy Statement if other than the Registrant)

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  {LOGO}

  GLOBAL INDUSTRIES, LTD.
  8000 Global Drive
  Carlyss, Louisiana 70665

  William J. Dore'
  Chairman of the Board and
  Chief Executive Officer

  April 10, 2006

  Dear Fellow Shareholder:

  You are cordially invited to attend the Company's 2006 Annual Meeting of Shareholders.  The meeting will be held on Tuesday, May 16, 2006, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, commencing at 10:00 a.m., local time.

  At this year's meeting, you will be asked to vote in favor of the election of nine directors and the ratification of the appointment of Deloitte & Touche LLP as our auditors.  These proposals are more fully explained in the proxy statement.

  Your vote is important to us.  We encourage you to sign and return your proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend.

  Thank you for your participation.

                                                                                                                                                                                                                                                                                                                                                            Sincerely,

                                                                                      William J. Dore'

  {LOGO}

  GLOBAL INDUSTRIES, LTD.
  8000 Global Drive
  Carlyss, Louisiana 70665

  NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

  TO BE HELD ON MAY 16, 2006

  Dear Shareholder:

              You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Global Industries, Ltd. on Tuesday, May 16, 2006.  The meeting will be held at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, at 10:00 a.m., local time.

              As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:

              1.     To elect nine directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

              2.     To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company.

              3.     To transact such other business as may properly come before the meeting or any adjournment thereof.

              The Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the 2006 Annual Meeting or any adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.

  By Order of the Board of Directors

  Russell J. Robicheaux
  Chief Administrative Officer,
  General Counsel and Secretary

  Carlyss, Louisiana
  April 10, 2006

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.  THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

  GLOBAL INDUSTRIES, LTD.
  8000 Global Drive
  Carlyss, Louisiana 70665

  PROXY STATEMENT FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

  To be held on May 16, 2006

              This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Global Industries, Ltd., a Louisiana corporation (the "Company" or "Global"), in connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the 2006 Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held on Tuesday, May 16, 2006, at 10:00 a.m., local time, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, and any adjournment thereof.  This Proxy Statement and the accompanying proxy card are being first mailed to shareholders on or about April 10, 2006.

              The execution and return of the enclosed proxy card will not affect a shareholder's right to attend the Annual Meeting.  Furthermore, a shareholder may revoke his or her proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or (b) by appearing and voting in person at the Annual Meeting.  Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted (i) FOR the election of the nine nominees to the Board of Directors of the Company listed below, and (ii) FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company, and (iii) in the discretion of the proxies on any other matter that properly comes before the shareholders at the Annual Meeting.

              On March 31, 2006, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 114,927,277 shares of common stock.  The holders of common stock are entitled to one vote per share.  The Company's common stock is the only class of voting securities outstanding. Pursuant to the Company's bylaws, the presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum.

  ELECTION OF DIRECTORS

  (Item 1)

              The Board of Directors currently consists of ten positions, but the Board of Directors, pursuant to the Company's bylaws, has reduced the number to nine effective at the time the Annual Meeting is called to order.  Nine directors will be elected at the Annual Meeting to serve until the next annual meeting until their successors are elected and qualified.  A plurality of the votes cast in person or by proxy by the holders of common stock is required to elect each director.  Accordingly, under Louisiana law, the Company's Amended and Restated Articles of Incorporation and bylaws, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors.  Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the nominees listed below.  Each of the nominees is currently a director of the Company and was recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors.  There were no third party fees paid by the Company to assist in the process of identifying or evaluating candidates.  Although the Company has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board of Directors.

              Mr. James C. Day is retiring as a member of our Board of Directors following the expiration of his current term and will not stand for re-election at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

              Set forth below is the name and certain information regarding each of the nine nominees for election as a director.

  William J. Dore', 63, is the Company's founder and has been Chairman of the Board of Directors and Chief Executive Officer since 1973 and prior to June 2000 was also President.  Mr. Dore' has over thirty years of experience in the diving and marine construction industry and is a past President of the Association of Diving Contractors and has served on the Board of Directors of the National Ocean Industries Association.  In 2000, Mr. Dore' received the Horatio Alger Award for personal and professional achievement.  He received a MEd degree from McNeese State University.

  John A. Clerico, 64, joined the Board of Directors in February 2006.  Mr. Clerico is a registered investment advisor and is the Chairman of Chartmark Investments, Inc., a company he founded in 2001.  From 1992 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer of Praxair, Inc., where he also had responsibility for business operations in Europe and South America.  From 1984 to 1992, Mr. Clerico served as Treasurer and Chief Financial Officer of Union Carbide Corporation.  Mr. Clerico serves on the Board of Directors of Community Health Systems, Inc. and the Educational Development Corporation.  Mr. Clerico received a BS degree in Finance from Oklahoma State University.

  Edward P. Djerejian, 67, joined the Board of Directors of the Company in February 1996.  Since August 1994, Mr. Djerejian has been the Director of the James A. Baker, III Institute of Public Policy at Rice University.  A former United States Ambassador, he served as U.S. Ambassador to Israel in 1994.  During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic and as Assistant Secretary of State for Near Eastern Affairs under Presidents George H. W. Bush and William J. Clinton.  He received the Department of State's Distinguished Service Award in 1993 and the President's Distinguished Service Award in 1994.  Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation and Baker Hughes, Inc.

  Larry E. Farmer, 66, joined the Board of Directors in February 2006.  Mr. Farmer retired from the Halliburton Company on December 31, 2001 after a twenty-five year career with the company and its subsidiaries. In 2000 and 2001, Mr. Farmer was Chief Executive Officer of the British subsidiary Halliburton Brown & Root Limited.  From 1990 to 2000, Mr. Farmer was President of Brown & Root Energy Services, the offshore platform, pipeline, and subsea engineering and construction unit of the Halliburton Company.  Mr. Farmer serves on the Board of Directors of two British companies, Invensys plc and Digital Steps Limited.  Mr. Farmer is a registered professional engineer and holds the following university degrees: BS in Civil Engineering from the University of Missouri-Rolla (formerly the Missouri School of Mines), MS in Civil Engineering and PhD in Civil Engineering from the University of Texas at Austin.

  Edgar G. Hotard, 62, joined the Board of Directors in May 1999.  Mr. Hotard is an independent consultant/investor, having retired as President and Chief Operating Officer of Praxair, Inc. in January 1999, where he was first elected President and a Director in 1992.  Prior to 1992, Mr. Hotard was a Vice President with Union Carbide Corporation.  Mr. Hotard serves on the US-China Business Council.  He is Chairman of the Monitor Group (China) and a venture partner with Arch Venture Partners.  In December 2000, he received the Great Wall Award from the municipality of Beijing, China.  Mr. Hotard received a BS degree in Mechanical Engineering from Northwestern University.

  Richard A. Pattarozzi, 62, joined the Board of Directors of the Company in May 2000.  Mr. Pattarozzi retired as Vice President of Shell Oil Company in January 2000.  He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc.  Mr. Pattarozzi serves on the Board of Directors of Stone Energy, Inc., Superior Energy Services, Inc., Transocean, Inc., FMC Technologies Inc., and Tidewater, Inc.  He received a BS degree in Civil Engineering from the University of Illinois.

  James L. Payne, 69, joined the Board of Directors of the Company in December 2000.  He has been Chairman of the Board of Directors and Chief Executive Officer of Shona Energy Co., LLC, since March 2005.  From October 2001 until its merger with Plains Production in May 2004, Mr. Payne served as Chairman, President and Chief Executive Officer of Nuevo Energy Company.  Mr. Payne retired as Vice Chairman of Devon Energy, Inc. in January 2001.  Prior to its merger with Devon Energy, Mr. Payne was Chief Executive Officer and Chairman of Santa Fe Snyder, Inc.  Mr. Payne serves on the Board of Directors of Nabors Industries Ltd. and BJ Services Company.  Mr. Payne is a graduate of the Colorado School of Mines and received an MBA from Golden State University.

  Michael J. Pollock, 59, joined the Board of Directors of the Company in 1992.  Mr. Pollock retired from the Company in February 1998 as Vice President, Chief Financial Officer and Treasurer.  From September 1990 to December 1992, Mr. Pollock was Treasurer and Chief Financial Officer of the Company and from December 1992 until April 1996 was Vice President, Chief Administrative Officer of the Company.  Mr. Pollock currently serves as a Director and Chief Executive Officer of CoStreet Communications.  He received a BS degree from the University of Louisiana-Lafayette.  Mr. Pollock is a certified public accountant and a certified internal auditor.

  Luis K. Te'llez, 47, joined the Board of Directors of the Company in March 2003.  Mr. Te'llez has been a Managing Director of the Carlyle Group, a private equity firm, since January 2004.  From 2001 through 2003, he served as Executive Vice President and Chief Executive Officer of Grupo DESC, S.A. de C.V., a Mexico based diversified industrial company.  He served as Mexico's Secretary of Energy from 1997 until 2000 and as Chief of Staff to Mexico's President from 1994 to 1997.  Mr. Te'llez is currently a member of the Board of Directors of Grupo DESC, Grupo Me'xico, Bancomer, and Cablevisión.  Mr. Te'llez received a degree in economics from the Instituto Technologico Autonomo de Mexico (ITAM) and also holds a PhD in Economics from the Massachusetts Institute of Technology.

  DIRECTORS AND COMMITTEES

  Attendance and Fees

              All of the directors of the Company other than Mr. Dore', who is an executive officer of the Company, have been determined by the Board of Directors of the Company to be "independent" pursuant to the NASDAQ listing standards.  The Company's Board of Directors held twelve meetings during 2005.  Each director attended more than 75% of the combined number of meetings of the Board of Directors and of the committees on which he served that were held during the period in which he was a director, except Mr. Te'llez.  It is the Company's policy for directors to attend the annual meeting of shareholders, and at our 2005 annual meeting, seven members of the Company's Board of Directors were in attendance.  The Company anticipates that all director nominees will attend the Annual Meeting.

              Prior to 2006, all non-employee directors of the Company were entitled to receive a retainer of $70,000 for each election cycle, of which $35,000 was required to be received in the form of restricted stock.  Forfeiture restrictions on this restricted stock lapse on the earlier of the date of the next annual shareholder meeting or June 1 of the year following the year of the grant.  Each non-employee director also received a $1,500 meeting fee for each Board or committee meeting attended in person ($2,500 in the case of Audit Committee meetings) and a $750 fee for each telephonic meeting attended ($1,250 in the case of Audit Committee meetings).  In addition, the chairman of each Board committee and the lead director were entitled to receive a $7,500 stipend ($15,000 in the case of the Audit Committee Chairman).  Non-employee directors are reimbursed for (1) ordinary and necessary expenses incurred in attending Board or committee meetings and (2) the cost of an annual medical examination for the director and his spouse.

              Each director had the option to receive the cash portion of his retainer and any meeting fees or other compensation in the form of a restricted stock award.  The number of shares awarded was based upon the closing price of the Company's common stock on the date immediately preceding the date the compensation was payable.  During the year ended December 31, 2005, an aggregate of 51,690 restricted shares were issued to directors under the compensation policy as follows: Mr. Day - 5,640 shares, Mr. Djerejian - 8,898 shares, Mr. Hotard - 4,018 shares, Mr. Pattarozzi - 4,018 shares, Mr. Payne - 8,037 shares, Mr. Pollock - 13,042 shares, and Mr. Te'llez - 8,037 shares.

              In February 2006, the Compensation Committee of the Board of Directors amended the Non-employee Directors' Compensation Policy.  Beginning upon their election at the Annual Meeting, all non-employee directors will be entitled to receive a cash retainer of $50,000 for each election cycle and 10,000 shares of restricted stock granted on the date of their election.  The forfeiture restrictions on the non-employee director restricted stock awards will lapse on the earlier of the date of the 2007 annual shareholders' meeting or June 1, 2007.  Under the revised policy, the chairman of each Board committee and the lead director, who holds the position for a full election cycle, will be entitled to receive a $7,500 stipend ($15,000 in the case of the Audit Committee Chairman).  No meeting fees will be paid under the revised policy, but non-employee directors will still be entitled to reimbursement for ordinary and necessary expenses incurred in attending Board or committee meetings.  In connection with adoption of the revised Non-Employee Director Compensation Policy, the Board adopted a director stock ownership policy that requires each director to own shares of common stock of the Company (including shares of restricted stock) valued at five times the annual cash retainer paid to non-employee directors.  Under this new policy, directors will be permitted to dispose of any shares they own (other than restricted stock on which the forfeiture restrictions have not lapsed) that exceed the ownership requirement.  Existing directors will have three years from the date of adoption (new directors three years from date of first election) to attain the required level of stock ownership.

  Shareholder Communication with the Company's Board of Directors

              Shareholders may contact the Board of Directors or individual directors by mail addressed to the Secretary of the Company at the Company's principal executive offices at 8000 Global Drive, Carlyss, Louisiana 70665. Shareholders should clearly indicate on the envelope the intended recipient and that the communication is a "Shareholder Communication."  All such communications will be forwarded unreviewed and unfiltered to the appropriate directors by the Secretary of the Company.

  Committees

              The Board of Directors has the following standing committees:

              Compensation Committee.  The Compensation Committee's responsibility is to approve the compensation arrangements for senior management of the Company, including establishment of salaries and bonuses and other compensation for executive officers of the Company, to approve any compensation plans in which officers and directors of the Company are eligible to participate and to administer such plans, including the granting of stock options or other benefits under any such plans, to review the Company's succession plan and to review significant issues that relate to changes in benefit plans.  The committee held six meetings during 2005 and is currently comprised of three non-employee directors: Mr. Payne (Chairman), Mr. Pattarozzi, and Mr. Te'llez.  All of the members of the Compensation Committee are "independent" as defined by the NASDAQ listing standards.

              Nominating and Governance Committee.  The Nominating and Governance Committee's primary responsibilities are to recruit and recommend candidates for election to the Board of Directors, to develop and recommend corporate governance guidelines to the Board of Directors, to assist the Board in implementing such guidelines, to review the Company's succession plan, and to lead the Board in its annual review of the performance of the Board and its committees.  Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, each nominee is expected to have the following personal characteristics described in the Company's Corporate Governance Guidelines: creativity, financial literacy, high performance standards, informed judgment, integrity and accountability, mature confidence and a passion about the performance of the Company.  Moreover, in making its evaluation the Nominating and Governance Committee may consider, among other factors, whether prospective nominees have relevant business and financial experience or have industry or specialized expertise.

              It is the policy of the Nominating and Governance Committee to consider director candidate suggestions made by shareholders in the same manner as other candidates.  For the procedures that must be followed in order for the committee to consider recommendations from shareholders, please read "Shareholder Proposals and Director Nominations."  This committee held seven meetings during 2005 and is currently comprised of three directors: Mr. Hotard (Chairman), Mr. James C. Day (a current director who is not standing for re-election), and Mr. Djerejian.  Each member of this committee is "independent" as defined by the NASDAQ listing standards.

              Audit Committee.  The Audit Committee annually reviews and recommends to the full Board of Directors the firm to be engaged to audit the accounts of the Company and its consolidated subsidiaries.  Additionally, the Audit Committee reviews with such independent auditor the plan and results of the auditing engagement and the scope and results of the Company's procedures for internal auditing, makes inquiries as to the adequacy of internal accounting controls, and considers the independence of the auditors.  This committee held eleven meetings in 2005 and is currently comprised of three directors: Mr. Pollock (Chairman), Mr. Day, and Mr. Pattarozzi.  Each member of the Audit Committee is "independent" as defined by the NASDAQ listing standards and the requirements of the Securities and Exchange Commission.  Mr. Pollock has been designated the "audit committee financial expert" as prescribed by the Securities and Exchange Commission.

              Technical, Health, Safety, and Environment Committee.  The Technical, Health, Safety, and Environment Committee's responsibility is to oversee the Company's technical, health, safety, and environmental practices.  It reviews the status of the corporate safety program to ensure that the program provides for a safe and healthful work environment.  The committee also reviews the status of systems and programs that assure the Company's compliance with environmental laws and regulations.  This committee held four meetings during 2005 and is currently comprised of five directors: Mr. Pattarozzi (Chairman), Mr. Day, Mr. Djerejian, Mr. Pollock, and Mr. Te'llez.

              The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, which sets forth each committee's purposes, responsibilities, and authority.  The Board of Directors has also adopted Corporate Governance Guidelines, a Code of Business Ethics, a Code of Ethics for Senior Financial Officers, and Complaint Procedures for Financial, Accounting, and Audit Matters.  These committee charters, guidelines, codes, and procedures are available on the Company's website at www.globalind.com.  You may also contact the Company's Investor Relations Department at (281) 529-7979 for paper copies free of charge.  Changes to or material waivers of the Company's Code of Ethics for Senior  Financial Officers will be immediately disclosed via the Company's website at www.globalind.com.

  Report of the Audit Committee

              The Audit Committee has reviewed and discussed with the Company's management and representatives of Deloitte & Touche LLP, the Company's independent auditors for 2005, the audited financial statements of the Company contained in the Company's Annual Report for the year ended December 31, 2005.  The Audit Committee has also discussed with representatives of the Company's independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees) as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications).

              At meetings of the Audit Committee held prior to the filing of the Company's quarterly financial statements with the Securities and Exchange Commission, the Audit Committee reviewed and discussed the Company's quarterly statements with the Company's management and representatives of Deloitte & Touche LLP. At each of such meetings, the Audit Committee held private sessions with representatives of Deloitte & Touche LLP to discuss any and all matters relevant to such financial statements without any restrictions.

              The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with management and representatives of Deloitte & Touche LLP such auditors' independence.  The Audit Committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP in 2005 was compatible with maintaining their independence and determined that rendering such services had not impaired the auditors' independence.

              Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission.

              Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the preceding report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.

  Audit Committee
  Michael J. Pollock, Chairman
  James C. Day
  Richard A. Pattarozzi

  SECURITY OWNERSHIP

  Stock Ownership of Directors and Executive Officers

              The table below sets forth the ownership of the Company's common stock, as of March 31, 2006, by (i) the Company's Chief Executive Officer and each of the Company's other four most highly-compensated executive officers as well as a former executive officer (the "Named Executives"), (ii) each of the Company's directors, and (iii) all directors and executive officers of the Company as a group.  Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.

	Shares Owned Beneficially
  Name
	Number	Percent
William J. Dore' (1) (2)	27,633,805	23.8%
Peter S. Atkinson (2)	489,637	*
Timothy W. Miciotto (2)	178,524	*
James J. Dore' (2)	376,413	*
Russell J. Robicheaux (2)	176,883	*
J. Michael Pearson (3)	16,666	*
John A. Clerico (4)	--	*
James C. Day (2) (5)	76,932	*
Edward P. Djerejian (2)	55,258	*
Larry E. Farmer (4)	--	*
Edgar G. Hotard (2)	38,084	*
Richard A. Pattarozzi (2)	31,309	*
James L. Payne (2)	49,625	*
Michael J. Pollock (2)	90,667	*
Luis K. Te'llez (2)	36,637	*

All directors and executive officers as a group
(15 persons) (2)	29,250,440	25.2%

  *              Less than 1%

  (1)           Includes 644,734 shares held by the Company's Retirement Plan of which Mr. Dore' acts as Trustee.  Mr. Dore' disclaims beneficial ownership of all of such shares except the 214,558 shares held by the Retirement Plan allocated to his account.

  (2)           Includes shares issued pursuant to restricted stock awards granted to Mr. William Dore' - 439,400 shares; Mr. Atkinson - 179,400 shares; Mr. Miciotto - 69,000 shares; Mr. James Dore' - 84,000 shares; Mr. Robicheaux - 72,300 shares; Mr. Day - 62,508 shares; Mr. Djerejian - 39,690 shares; Mr. Hotard - 30,084 shares; Mr. Pattarozzi - 10,749 shares; Mr. Payne - 8,037 shares; Mr. Pollock - 78,991; Mr. Te'llez - 36,637 shares; and all directors and executive officers as a group - 1,110,796; shares allocated to such person's account in the Retirement Plan are as follows: Mr. Atkinson - 343 shares; Mr. Miciotto - 65 shares; Mr. James Dore' - 11,515 shares; Mr. Robicheaux - 125 shares; and all directors and executives as a group - 644,734 shares; and the shares issuable upon exercise of stock options exercisable within sixty days as follows: Mr. William Dore' - 815,200 shares; Mr. Atkinson - 273,000 shares; Mr. Miciotto - 67,800 shares; Mr. James Dore'  - 122,000 shares; Mr. Robicheaux - 91,400 shares; and all directors and executive officers as a group - 1,369,400 shares.

  (3)          The amount shown for Mr. Pearson, who resigned effective November 30, 2005, reflects the most recent information available to the Company.

  (4)            Mr. Clerico and Mr. Farmer were first appointed to the Board in February 2006.

  (5)           Includes 14,424 shares held by the James and Teresa Day 1998 Family Trust.  Mr. Day has shared voting and investment power with respect to such shares.

  Stock Ownership of Certain Beneficial Owners

              The following, to the Company's knowledge, as of March 31, 2006, are the only beneficial owners of 5% or more of the outstanding common stock except as shown in the table above.

  Name and Address of Beneficial Owner    Number of Shares of Common Stock     Percent of Class

  Wells Fargo & Company                                                15,892,168 (1)                                 13.9%
  420 Montgomery Street
  San Francisco, CA.  94104

  (1)     Based solely on information furnished in a Schedule 13G filed with the Securities and Exchange Commission by such person on February 2, 2006.  Includes 13,394,007 shares of common stock with sole voting power.

  COMPENSATION OF EXECUTIVE OFFICERS

              The following table sets forth the cash compensation paid or accrued for services rendered in all capacities to the Company during the last three years to the Company's Chief Executive Officer and each of the Company's other four most-highly compensated executive officers as well as a former executive officer (the "Named Executives").

		Annual Compensation			Long-Term Compensation
				Other	Restricted	Securities	All
		Salary	Bonus	Annual Compensation	Stock Awards	Underlying Options	Other Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)

William J. Dore'	2005	477,083	465,156	66,411	--	--	4,272
Chairman of the Board	2004	452,083	--	--	600,000	--	2,954
and Chief Executive	2003	446,250	--	--	--	--	3,150
Officer

Peter S. Atkinson	2005	262,250	196,688	51,900	--	--	3,386
President and Chief	2004	231,833	--	--	240,000	--	2,627
Financial Officer	2003	214,458	--	47,337	--	--	2,736

Timothy W. Miciotto	2005	201,434	101,574	--	--	--	105,286
Senior Vice President,	2004	191,896	--	--	110,400	--	3,081
Financial Advisor	2003	181,242	--	--	--	--	3,140
to the President

James J. Dore'	2005	198,042	165,250	27,411	--	--	2,213
Senior Vice President,	2004	195,907	--	--	110,400	--	1,815
Asia Pacific, India,	2003	167,888	--	--	--	--	1,683
Mediterranean and
Middle East

Russell J. Robicheaux	2005	182,708	109,625	55,868	--	--	2,713
Chief Administrative	2004	170,708	--	--	100,800	--	2,280
Officer, General Counsel	2003	159,500	--	--	--	--	2,356
and Secretary

J. Michael Pearson(5)	2005	231,000	115,500	51,751	--	--	230,673
Former Chief Operating	2004	241,000	--	--	240,000	--	1,678
Officer	2003	210,750	--	--	--	--	1,333

  (1)      The amounts shown for 2005 were earned in 2005 but paid in 2006.

  (2)     In accordance with rules of the Securities and Exchange Commission, the dollar value of perquisites and other personal benefits of named executives are only shown if they exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for the named executive.  The amount shown for Mr. William J. Dore' in 2005 included $32,845 related to air travel and $16,666 related to housing provided by the Company in response to Mr. Dore's displacement due to Hurricane Rita.  The amounts shown in 2005 for Mr. James J. Dore' and Mr. Robicheaux included $16,000 and $43,768, respectively, which was related to relocation benefits.  The amounts shown in 2005 included the following amounts related to auto and fuel allowances: Mr. William J. Dore' - $12,400; Mr. Atkinson - $9,400; Mr. James J. Dore' - $11,411; Mr. Robicheaux - $7,600; and Mr. Pearson - $8,550.  The amounts shown in 2005 included the following amounts related to country club memberships: Mr. William J. Dore' - $4,500; Mr. Atkinson - $42,500; Mr. Robicheaux - $4,500; and Mr. Pearson - $43,201.  The amount shown for Mr. Atkinson in 2003 included $40,187 related to a relocation bonus, living allowance, and/or moving expense and $7,150 related to an automobile allowance and/or value of personal use of a Company automobile.

  (3)     Based on the closing price of the Company's common stock on the date of grant.  On December 31, 2005, the aggregate number of restricted shares held by Messrs. William Dore', Atkinson, Miciotto, James Dore', and Robicheaux, was 375,000, 150,000, 69,000, 69,000, and 63,000, respectively; and the aggregate value of such shares held by each based upon the $11.35 market value on December 31, 2005, was $4,256,250, $1,702,500, $783,150, $783,150, and $715,050, respectively.  The Company does not currently pay dividends on common stock; however, it would pay dividends on the restricted stock should it pay a dividend.

  (4)     For each year, includes the aggregate value of contributions and allocations to the Company's Profit Sharing and Retirement Plan, matching Company contributions to the Company's 401(k) plan, and the value of term life insurance coverage provided.  During 2005: (i) contributions and allocations to the Company's Profit Sharing and Retirement Plan were as follows: Mr. William Dore' - $312; Mr. Atkinson - $312; Mr. Miciotto - $292; Mr. James Dore' - $299; Mr. Robicheaux - $260, and Mr. Pearson - $312 (ii) matching contributions to the Company's 401(k) plan were as follows: Mr. Atkinson, Mr. Miciotto, Mr. James Dore', and Mr. Robicheaux, - $1,000 each; (iii) the value of term life insurance coverage provided was as follows: Mr. William Dore' - $3,960; Mr. Atkinson - $2,074; Mr. Miciotto - $2,384; Mr. James Dore' - $914; Mr. Robicheaux - $1,453; and Mr. Pearson - $1,901.  The amount shown for Mr. Miciotto in 2005 includes a $101,610 severance benefit which was accrued in 2005 and will be paid to Mr. Miciotto after his retirement.  In connection with Mr. Pearson's resignation, Mr. Pearson and the Company entered into a Resignation and Release Agreement, which provided for, among other things, a lump sum payment of $179,792 in lieu of any payment under the Company's severance plan or policy and $48,668 for unused vacation.

  (5)     As previously announced, Mr. Pearson resigned effective November 30, 2005.

                  No grants of stock options were made to the Named Executives during 2005.

  The table below sets forth the aggregate option exercises during the year ended December 31, 2005 and the value of outstanding options at December 31, 2005 held by the Named Executives.

  Aggregated Option Exercises During Fiscal 2005
  and Option Values at Period End

			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			Period End (#)	Period End ($)(1)
Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable
William J. Dore'	--	--	764,800 / 135,200	832,320 / 371,080
Peter S. Atkinson	--	--	253,400 / 51,600	453,069 / 142,500
Timothy W. Miciotto	--	--	61,800 / 19,200	108,180 / 49,920
James J. Dore'	--	--	115,000 / 20,000	236,700 / 53,800
Russell J. Robicheaux	10,000	59,000	85,400 / 17,600	92,340 / 46,960
J. Michael Pearson (2)	36,000	263,381	12,000 / 0	60,780 / 0

  (1) Based on the difference between the closing sale price of the Company's common stock of $11.35 on December 31, 2005 and the exercise price.

  (2) In connection with Mr. Pearson's resignation which was effective November 30, 2005, Mr. Pearson and the Company entered into a Resignation and Release Agreement which provided for, among other things, the acceleration of (i) the vesting of 12,000 of Mr. Pearson's unvested stock options and (ii) the release of the forfeiture restrictions of 16,666 of Mr. Pearson's restricted stock.

              During 2004, the Company granted named executives 584,000 restricted shares upon which vesting is contingent upon certain Company performance-based measurement criteria.  The performance period ends on December 31, 2007.  At that time, the number of shares on which the forfeiture restrictions will lapse will be determined based upon the Company's return on capital and the total shareholder return for the performance period compared to a peer group.  Each performance test is calculated separately.  The executives will vest between 0% and 50% of the total shares granted based on each of the two performance criteria.  The table below sets forth information regarding the performance-based long-term incentive grants of restricted shares to the Named Executives during 2004.  In the event of a change of control (as defined in the plan), the forfeiture restrictions on 50% of the total shares granted will lapse.

  Long-Term Incentive Plan - Performance Awards

	Number of	Performance
	Shares	or Other	Estimated Future Payouts
	Units or	Period Until	under Non-Stock Price-Based Plans
	Other	Maturation	Threshold	Target	Maximum
Name	Rights #	or Payout	#	#	#
William J. Dore'	250,000	3 years	-0-	125,000	250,000
Peter S. Atkinson	100,000	3 years	-0-	50,000	100,000
Timothy W. Miciotto	46,000	3 years	-0-	23,000	46,000
James J. Dore'	46,000	3 years	-0-	23,000	46,000
Russell J. Robicheaux	42,000	3 years	-0-	21,000	42,000
J. Michael Pearson (1)	0	3 years	-0-	0	0

  (1) In connection with Mr. Pearson's resignation, Mr. Pearson and the Company entered into a Resignation and Release             Agreement pursuant to which he forfeited the 100,000 restricted shares associated with his 2004 performance award.

              In 2005, there were no grants of restricted shares or performance units to the Named Executives.

  The Company's 1992 Stock Option Plan, 1998 Equity Incentive Plan, and 2005 Stock Incentive Plan (the "Plans") provide that, upon a change of control, the Compensation Committee may accelerate the vesting of options, cancel options, and make payments in respect thereof in cash in accordance with the Plans, adjust the outstanding options as appropriate to reflect such change of control, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised.  The Plans provide that a change of control occurs if any person, entity or group (other than William J. Dore' and his affiliates) acquires or gains ownership or control of more than 50% of the Company's outstanding common stock or, if after certain enumerated transactions, the persons who were directors before such transaction cease to constitute a majority of the Board of Directors.

  The Company has entered into agreements with certain of the officers of the Company, including all of the Named Executives, that provide certain severance benefits in the event their employment is terminated under certain circumstances within two years following a change in control of the Company.  The agreements are for a term of one year and automatically renew each January 1 absent notice to the contrary from the Company; however, if a change of control occurs during the term of the agreement, the agreement cannot be terminated until two years after the change in control has occurred.

  The agreements provide that if the Company terminates the Named Executive's employment other than due to death, disability, retirement or cause, or if the Named Executive terminates his employment with the Company for "good reason," in each case within two years following a change in control, then he shall be entitled to the following benefits and payments: (1) a payment equal to the Named Executive's full base salary through the date of termination plus a pro rata payment based on the highest bonus or incentive compensation received in any one of the three fiscal years immediately preceding the fiscal year in which the termination occurred, or the number of days elapsed in the fiscal year in which the termination occurs; (2) a payment in the case of the Named Executives equal to 2.99 times the higher of (i) the highest base salary plus any bonus paid to such executive in any one of the five fiscal years preceding the fiscal year in which the termination occurred or (ii) such executive's annualized includable compensation for the base period (as defined in Section 280G(d)(1) of the Internal Revenue Code); (3) all stock options held by such executive (whether or not then exercisable) shall be surrendered to the Company in exchange for a cash payment equal to the difference between the exercise price and the closing price of the Company's common stock on the date of notice of termination, and all restrictions on any restricted stock granted to such executive shall lapse; (4) a payment of the difference between what such executive is entitled to receive under the Company's retirement plans upon his termination and the amount he would have been entitled to had he been fully vested under such plans upon his termination; (5) continued welfare benefit coverage for two years following his termination, or retiree medical benefits for life, if such executive would have been entitled to such benefits had he voluntarily retired on such date; and (6) payment of certain other expenses or losses related to such executive's termination.  In the case of the Named Executives, if any payments would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code then the aggregate compensation payable under the agreement will be increased in an amount necessary to pay such excise taxes and all taxes owed on such additional payments.  In the case of other officers, the aggregate compensation payable under the change of control agreement and any other payments that constitute "parachute payments" (as defined in Section 280G of the Internal Revenue Code), will be reduced to an amount that is one dollar less than three times his or her annualized includable compensation.  If the officer's employment is terminated for cause, then he will be entitled only to receive his current salary plus any incentive compensation through the date notice of termination is given.  If the officer is unable to perform his duties due to incapacity after a change in control, he will continue to receive his full base salary and incentive compensation at the rate then in effect until the agreement is terminated.

  Generally, a change in control occurs if a person or group acquires 50% or more of the voting stock of the Company, or a merger or sale or transfer of substantially all of the Company's assets occurs or after a contested election, persons who were directors before such election cease to constitute a majority of the Board of Directors.

  On November 21, 2005, the Company announced that effective December 1, 2005, Peter S. Atkinson, the Company's President would take on the additional role and title of Chief Financial Officer and that the Company's current Chief Financial Officer, Timothy W. Miciotto, who had previously announced his intention to retire at the end of the year, has agreed to remain with the Company during 2006 as Senior Vice President and Financial Advisor to the President.

  In connection with Mr. Atkinson's assumption of additional responsibilities, the Company agreed to increase Mr. Atkinson's base salary to $375,000 per year, and Mr. Atkinson and the Company entered into a letter agreement dated November 16, 2005, pursuant to which the Company agreed to provide Mr. Atkinson with certain benefits, including payment of severance equal to one year's base salary, automobile allowance, and incentive compensation as well as payment of 50% of COBRA health insurance premiums for 18 months, in the event his employment with the Company is terminated by the Company without "cause" or by Mr. Atkinson for "good reason."

  In connection with Timothy Miciotto's plan to retire at the end of 2005, the Company and Mr. Miciotto entered into an agreement whereby the Company agreed to pay Mr. Miciotto his current base salary through the end of 2005.  Subject to his continued employment through the end of 2005, the Company also agreed to: (i) make a one-time severance payment of $101,610 to Mr. Miciotto following his separation from the Company; (ii) accelerate the vesting of 6,000 stock options held by Mr. Miciotto; (iii) release the forfeiture restrictions with respect to 7,666 shares;  (iv) pay or reimburse Mr. Miciotto for 50% of the cost of Executive COBRA health insurance premiums for up to 18 months; (v) reimburse Mr. Miciotto for realtor's commissions and closing costs related to any sale of Mr. Miciotto's primary residence that occurs within one year from his last day of employment; and (vi) reimburse Mr. Miciotto for the cost of moving his household effects in connection with any such sale of his primary residence.  The agreement also contains customary waivers and releases of claims.

  In connection with Mr. Miciotto's decision to remain with the Company during 2006, the Company agreed to increase his base salary to $210,000 per year and amended Mr. Miciotto's retirement agreement with the Company to provide that (i) the Company would pay Mr. Miciotto his base salary through the end of 2006 if he is terminated without cause and (ii) the Company would make the previously agreed upon severance payment of $101,610 to Mr. Miciotto in the first quarter after his retirement.  The other provisions of Mr. Miciotto's retirement agreement with the Company remain in effect.

  Compensation Committee Report on Executive Compensation

              The Compensation Committee of the Board of Directors administers the Company's executive compensation.  The Compensation Committee's responsibility is to set the compensation philosophy for the Company's executive officers, to approve and administer the Company's incentive and benefit plans, to monitor the performance and compensation of executive officers and other key employees and to set compensation and make awards under the Company's incentive plans that are consistent with the Company's compensation philosophy and the performance of the Company and its executive officers.  The Compensation Committee believes that shareholders are best served when the compensation structure for executive officers focuses them on building long-term shareholder value while not neglecting current earnings.  Total compensation for the Company's Chief Executive Officer is based upon the same factors and determined in the same way, as the Company's other executive officers.

              The Company's executive compensation program consists of three principal elements: (1) base salary, (2) potential for annual incentive compensation awards, which provide for cash bonuses based on overall Company performance as well as individual performance, and (3) opportunities to earn long-term stock-based awards which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of shareholders.  The annual incentive compensation awards and long-term stock-based awards constitute the performance-based portion of total compensation.

              The compensation program is structured to provide senior management with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications in other similarly situated organizations.  Peer companies are specifically utilized by the Compensation Committee in evaluating compensation levels of all executives; however, the Compensation Committee also receives advice from time to time regarding compensation levels from Towers Perrin, an independent compensation consulting firm, which utilizes a number of other sources, including information from other companies.

  In 2001, the Compensation Committee of the Board of Directors implemented share ownership guidelines for all executives.  These ownership guidelines require that all executives hold a minimum number of shares of the Company's common stock with a market value (i.e., number of shares multiplied by share price) equal to a multiple of their base salary.  The multiples are as follows: Chief Executive Officer, five; President, Chief Financial Officer, and Chief Administrative Officer, three; and all other executives, one.  Each executive officer was in compliance with the ownership guidelines at the end of 2005.

  Base Salary Program.  The Compensation Committee establishes base salary levels of the Chief Executive Officer and other executive officers after review of salary survey data of other companies in the oil field service industry having annual sales or revenues generally similar in size to the Company, with particular emphasis given to those other companies in the same geographic area as the Company.  By reviewing the salary data of such other companies from time to time, the Compensation Committee intends to try to ensure that the base salaries established by the Compensation Committee are generally within the range of base salaries paid by the other companies.  The base salary established for each executive officer also takes into account the executive's particular experience and level of responsibility.

              Base salaries of the executive officers are reviewed annually, with adjustments made based on any updated salary data, increases in the cost of living, job performance of the executive officer over time, the expansion of duties and responsibilities, if any, of the executive officer and general market salary levels.  No specific weight or emphasis is placed on any one of these factors.  In 2005, the Compensation Committee increased the base salary of the Chief Executive Officer, Mr. William Dore' by 5% and increased the other Named Executives base salaries by 5% to 50%.  The base salaries were increased after the Compensation Committee completed its annual salary review in 2005 and determined that base salaries of the Company's executive officers continued to be below the targeted ranges of base salaries paid by comparative companies.

  Short-Term Incentive Compensation.  Annual incentive compensation awards enable the executives and other key employees of the Company to earn annual cash bonuses, based upon the Company's financial results meeting or exceeding goals as well as individual performance.  The Company's short-term incentive plan is designed to provide a total cash compensation package that, at expected levels of performance, targets a specified percentile for peer group companies.  Considering the Company's performance relative to goals, the Compensation Committee recommends (1) discretionary contributions to the Company's defined contribution profit sharing and retirement plan and (2) incentive compensation awards.  There were no discretionary contributions made to the Company's profit sharing and retirement plan in 2005, 2004, or 2003.  During 2005, the Chief Executive Officer and the other Named Executives received profit sharing and retirement plan contributions of $312 and $5,475, respectively, representing routine matching contributions and allocation of forfeitures under the plan.  Based on the Company's performance during 2004 and 2003, the Chief Executive Officer and other Named Executives did not receive an incentive compensation award.  In 2005, the Company instituted the Management Incentive Plan to provide awards to key employees, including executive officers, that are paid out as cash bonuses for the year of the award based primarily on the Company's performance for the year.  Under the Management Incentive Plan, the Chief Executive Officer may receive a cash bonus of up to 120% of his salary, and the other Named Executives may earn cash bonuses of up to 80% to 100% of their salaries, depending upon the title of the executive.  The amount of the cash bonus for any year is determined based on the performance criteria (one of which may be Compensation Committee discretion) established for each year.  The performance criteria for the 2005 awards, as well as the 2006 awards, are earnings per share (50% of potential award) total shareholder return (25%) and discretionary (25%).  The Management Incentive Plan awards are paid in cash based upon performance targets being met.  Based upon the Company's performance in 2005, cash awards were paid in 2006 for 2005 performance.  The amounts paid are included in the summary compensation table for Named Executives.

  Long-Term Incentive Compensation.  The long-term incentive portion of the Company's executive compensation plan is administered through the Company's Plans, each established by the Board of Directors of the Company to provide a means by which certain employees of the Company, including executive officers, could not only be paid competitively, but also develop an economic interest, through ownership in the Company's common stock, in the financial success of the Company.  After reviewing the stock option and restricted stock award position of each executive officer and reviewing competitive compensation data, the Compensation Committee makes awards to executive officers and other key employees, in order to enhance the recipients' desire to remain with the Company and devote their best efforts to its business by more closely aligning executives' and shareholders' long-term interests.  There were no grants of restricted shares, options, or performance units in 2005.  During the fourth quarter of 2005, the Compensation Committee authorized awards of restricted stock and options to be granted in 2006 to the Chief Executive Officer and other Named Executives.  The Committee authorized restricted shares to be granted to the Chief Executive Officer and other Named Executives in the amounts of 64,400 and 53,700 shares, respectively, and options in the amounts of 105,000 and 102,700, respectively.  In February 2006, the Committee granted under one of the Plans 35,000 performance units to the Chief Executive Officer and 27,100 performance units to the other Named Executives. At the end of the performance measurement period (the three years ending December 31, 2008), each performance unit will be converted into between 0 and 2 shares of common stock based on the Company's return on capital and total shareholder return.  Each performance test is calculated separately and represents 50% of the total available shares.

  Section 162(m).  Section 162(m) of the Internal Revenue Code ("Section 162(m)"), enacted in 1993, imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its chief executive officer and four other most highly compensated executive officers.  None of the Company's executive officers currently receives compensation exceeding the limits imposed by Section 162(m).  While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Section 162(m) or applicable tax regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation program as described in this report.

              Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the preceding performance information shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.

  Compensation Committee
  James L. Payne, Chairman
  Richard A. Pattarozzi
  Luis K. Te'llez

  COMPARATIVE STOCK PERFORMANCE

              The Performance Graph below compares the cumulative total shareholder return on the Company's common stock, based on the market price of the common stock, with the cumulative total return of the Standard & Poor's 500 Index (the "S&P 500 Index") and the Philadelphia Oil Service Sector Index (OSX), a price-weighted index of leading oil service companies which includes the Company.  Cumulative total return is based on annual total return, which assumes reinvested dividends for the period shown in the Performance Graph and assumes that $100 was invested on December 31, 2000, in each of Global, the S&P 500 Index, and the OSX.  The results shown in the graph below are not necessarily indicative of future performance.

  Comparison of Cumulative Total Return

  {Chart}

	2000	2001	2002	2003	2004	2005
Global Industries, Ltd.	$100	$65	$30	$37	$61	$83
S&P 500	$100	$87	$67	$84	$92	$95
OSX	$100	$70	$69	$75	$99	$146

              Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the preceding performance information shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.

  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  (Item 2)

              The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the year ending December 31, 2006, subject to ratification of the appointment by the shareowners.  Deloitte & Touche LLP has served as the Company's independent auditors since October 1991 and is considered by management to be well qualified.  The Company has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

              One or more representatives of Deloitte & Touche LLP will be present at this year's Annual Meeting.  The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

              Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting.  Accordingly under Louisiana law, the Company's Amended and Restated Articles of Incorporation, and its bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.

              In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

   Audit Fees and All Other Fees

              For 2005 and 2004, professional services were performed for the Company by Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

  Audit Fees

  Fees for audit services totaled approximately $1,185,000 in 2005 and $1,188,000 in 2004, including fees associated with the annual audit of the Company's financial statements, the audit of internal control over financial reporting in connection with the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Company's quarterly reports on Form 10-Q, audits of statutory financial statements in certain non-U.S. jurisdictions, and services that are normally provided by the independent auditors in connection with regulatory filings in 2005.

  Audit Related Fees

              Fees for audit related services totaled approximately $56,000 in 2005 and $55,000 in 2004.  Audit related services are principally (1) the audit of the Company's employee benefit plan and (2) the audit of certain wholly owned subsidiaries.

  Tax Fees

  Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $480,000 in 2005 and $252,000 in 2004.  These fees primarily relate to foreign tax return preparation and assistance with foreign tax audits.

  All Other Fees

  There were no fees, other than described above, billed by Deloitte & Touche LLP during 2005 or 2004.

  Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

              The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of the audit.  The Audit Committee may delegate authority to the Chairperson of the Audit Committee or subcommittees when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of the Chairperson or such subcommittee to grant pre-approvals shall thereafter be presented to the full Audit Committee.  The Audit Committee has currently delegated authority for pre-approval of fees up to $20,000 to the Chairman of the Audit Committee.

              All of the fees described above were pre-approved by the Audit Committee or its Chairman pursuant to delegated authority and none were approved under the de minimis exception to the pre-approved requirement.

  SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

              Shareholders may propose matters to be presented at shareholders' meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established.

  Proposals for 2007 Annual Meeting

              Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2007 and included in the Company's proxy statement and form of proxy relating to that meeting, must be received at the Company's principal executives offices, 8000 global Drive, Carlyss, Louisiana 70665, no later than December 11, 2006.  Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

              In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before any annual meeting of shareholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following notice procedures.  For business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before such annual meeting to the Secretary of the Company.  To be timely for the 2007 Annual Meeting, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana  70665, on or before February 15, 2007.  A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the class and number of shares of voting stock of the Company which are owned beneficially by the shareholder, (d) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting, and (e) a description of any material interest of the shareholder in such business.  A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

   Nominations for 2007 Annual Meeting and for Any Special Meetings

              Pursuant to the Company's bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors.  Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders only (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures.  All nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company.  To be timely, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana  70665, (i) with respect to an election to be held at the 2007 Annual Meeting on or before February 15, 2007, and (ii) with respect to any election to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.  A shareholder's notice to the Secretary of the Company must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company's books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.  If a person who is validly designated as a nominee for election as a director shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee.  A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

  Recommendation of Director Candidates to the Nominating and Governance Committee

              A shareholder or a group of shareholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to the Company's Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the anniversary of the date the Company's proxy statement was released to security holders in connection with the preceding year's annual meeting.  Such written request must be sent to the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, Attn: Corporate Secretary.  The written request must include the candidate's name, contact information, biographical information and qualifications. The request must also include the potential candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected.  The shareholder or group of shareholders making the recommendation must also disclose, with the written request described above, the number of securities that the shareholder or group beneficially owns and the period of time the shareholder or group has beneficially owned the securities.  Additional information may be requested from time to time by the committee from the nominee or the shareholder.

  CERTAIN RELATED PARTY TRANSACTIONS

              During a portion of 2005, the Company leased an office building and adjacent land in Lafayette, Louisiana from William J. Dore', the Company's Chairman of the Board and Chief Executive Officer.  The Company used the facility for training and employee meetings as well as for equipment storage.  The lease agreement with Mr. Dore' for the Lafayette office building and adjacent land provided for aggregate monthly lease payments of $4,600.  The Company made aggregate lease payments to Mr. Dore' under the lease agreement of $13,800 during 2005.  The Company believes these lease payments were at or below market rates.

  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              The Company believes, based upon a review of the forms and amendments furnished to it, that during the year ended December 31, 2005, the Company's directors and officers complied with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that Messrs. William Dore', Atkinson, James Dore', Robicheaux, and Pearson each was late in filing one statement of change in beneficial ownership on a Form 4 and Mr. Payne was late in filing two statements of change in beneficial ownership on Form 4.

  GENERAL

              The Board of Directors knows of no other matters to be brought before the Annual Meeting.  However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

              The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, special letter, telephone, telegram or otherwise.  Brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record will be requested to forward solicitation materials to the beneficial owners thereof and will be reimbursed by the Company for their expenses.  The Company has retained the services of American Stock Transfer & Trust Company to assist in the solicitation of proxies either in person or by mail, telephone or telegram, at an estimated cost of $20,000, plus expenses.

  ANNUAL REPORT AND FORM 10-K

              The Company's Annual Report to Shareholders containing audited financial statements for the year ended December 31, 2005, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting.  The Annual Report to Shareholders does not constitute a part of this Proxy Statement.

              A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, without charge, by writing the Company, Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations.

  DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

              Shareholders who share a single address, will receive only one annual report and proxy statement to that address unless we received instructions to the contrary from any shareholder at that address.  This practice, known as "householding," is designed to reduce our printing and postage costs.  However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company's Investor Relations Department at (281) 529-7979 or write to Investor Relations, 8000 Global Drive, Carlyss, Louisiana 70665.  If you are a shareholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.  If you own your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

  GLOBAL INDUSTRIES, LTD.

  Proxy for 2006 Annual Meeting

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints William J. Dore' and Peter S. Atkinson, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of Global Industries, Ltd. (the "Company"), to be held in Houston, Texas on May 16, 2006, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

GLOBAL INDUSTRIES, LTD.

May 16, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. [X]

(1)		Election of Directors:

	[ ]	FOR ALL NOMINEES	NOMINEES:
			[ ]	William J. Dore'
	[ ]	WITHHOLD AUTHORITY FOR ALL	[ ]	John A. Clerico
		NOMINEES	[ ]	Edward P. Djerejian
			[ ]	Larry E. Farmer
	[ ]	FOR ALL EXCEPT	[ ]	Edgar G. Hotard
		(see instructions below)	[ ]	Richard A. Pattarozzi
			[ ]	James L. Payne
			[ ]	Michael J. Pollock
			[ ]	Luis K. Te'llez

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK FOR ALL EXCEPT AND FILL IN THE CIRCLE NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD, AS SHOWN HERE:

(2) Ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for the 2006 fiscal year.

    [ ]    FOR        [ ]     AGAINST       [ ]     ABSTAIN

     (3) In their discretion, upon any other business that may
     properly come before said meeting.

    This Proxy will be voted as you specify herein. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for the 2006 fiscal year and (3) in accordance with the judgment of the persons voting the Proxy with respect to any other matter that may properly be presented at the meeting. Receipt of the Notice of the 2006 Annual Meeting and the related Proxy Statement is hereby acknowledged.

PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. [X]

    Signature of Shareholder ___________________________        Date:________, 2006

    Signature of Shareholder ___________________________        Date:________, 2006

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.